Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551

FOR IMMEDIATE RELEASE August 25, 2004

Robert D. Pettus, Jr. named Vice Chairman

Coca-Cola Consolidated Board of Directors

Charlotte—Coca-Cola Bottling Co. Consolidated today announced that Robert D. Pettus, Jr. has been named to the Company’s Board of Directors and appointed Vice Chairman of the Board. Mr. Pettus is a longtime veteran of the Charlotte-based company who plans to retire in February 2005.

“Bob Pettus has served Coca-Cola Consolidated with distinction for 20 years in a variety of roles from the human resources department to Executive Vice President and Assistant to the Chairman,” Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III said. “We are fortunate that after his retirement Bob will continue to serve our Company as a member of the Board of Directors and as Vice Chairman of the Board.”

Mr. Harrison said the new Vice Chairman will serve on the Finance and Retirement Benefit Committees.

Mr. Pettus, 59, joined Coca-Cola Consolidated in 1984 as Vice President of Human Resources. In that role, he helped engineer the rapid growth of the Company as it acquired numerous additional Coca-Cola bottling territories. In 1996, he was named Executive Vice President and Assistant to the Chairman. Mr. Pettus is a native of Greenville, SC and a graduate of the University of Tennessee. He and his wife, Marilyn, have three children.

Charlotte-based Coca-Cola Consolidated is the nation’s second largest Coca-Cola bottler with bottling territories in 11 southeastern states.

–Enjoy Coca-Cola–